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                                                                   EXHIBIT 10.25

                                                                           VITEX


                                  MEMORANDUM


TO:    Joanne Leonard

FROM:  John Barr

DATE:  December 23, 1997


________________________________________________________________________________

As a follow-up to our discussions of last week, I have reviewed your request and my associated recommendation with the Board of Vitex. Let me provide you with the incentives that we plan to put in place to minimally have you stay through a successful IPO.

As I have stated, it is my sincere hope that you will make a decision to continue your career with Vitex for a far longer period of time.

If we decide jointly that it is in your best interest to leave prior to completion of an IPO by Vitex, let me outline the minimum severance package for which you will be eligible:

1. Base salary will be paid for a period of six months from date of termination.

2. Health benefits will continue for the six month period of salary continuation.

3. Accelerated vesting of the next two tranches of your existing options at the date of termination. You will have 6 months to pay for these options.

Joanne, this program is more generous than the retention program approved by the board and communicated to the senior management team by memo on Oct. 28, 1997.

Let me know review an even more generous program should you decide to stay through a successful IPO. For the purposes of this agreement and for you to be eligible for the enhanced severance arrangement, a successful IPO is one in which Vitex raises a minimum of $30MM by no later than July 1, 1998.

1. Base salary will be paid for a period of six months from date of termination.

2. Health benefits will continue for the six month period of salary continuation.
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PAGE TWO
JOANNE LEONARD
DECEMBER 23, 1997


3. Accelerated vesting of the next two tranches of your existing options (i.e. options rewarded prior to December 1997). You will have six months from the date of termination to exercise these options.

4. You will be eligible for an stock option award based on 1997 performance along with other key members of the management team. That award will be determined prior to the end of January, 1998. You will receive accelerated vesting of the first two tranches of this award. You will have six months from the date of termination to exercise these options.

5. You would be eligible for any bonus rewarded to the management team for 1997 performance consistent with your individual performance rating and performance of the management team against 1998 objectives.

6. You would be eligible for a one time cash bonus of 25% of your current base salary or $39,500.

Please note that you will have 60 days from the time the IPO is completed to make a decision to leave the company and receive the enhanced severance package. At the end of the sixty day period you will be only eligible for the minimum severance package outlined above (should you subsequently be terminated from Vitex). I would expect you to regard the terms of these agreements as strictly confidential.

I sincerely hope that you will choose to continue your career indefinitely with Vitex. Please contact me if any of these terms are not clear or you require additional information.